Exhibit 99.1

EnerNOC Reports Fourth Quarter and Full Year 2012 Results

Raises Guidance for 2013

BOSTON, MA, February 13, 2013 – EnerNOC, Inc. (NASDAQ: ENOC) (the “Company”), a leading provider of energy management applications, services and products, today announced financial results for the fourth quarter and year ended December 31, 2012.

“I’m proud of how we have positioned the Company over the past two years, and I am excited about our outlook today,” said Tim Healy, Chairman and CEO of EnerNOC. “We achieved impressive cash flow generation in 2012 that further enhanced our already strong balance sheet. With increased pricing in PJM, the emergence of the Australian market as a substantial profit center, and a number of profitability initiatives in full swing, we expect significant top and bottom-line growth in 2013. We expect a strong 2013 in which we plan to deliver at least $0.60 per share in earnings at the low end of our increased guidance range.”

Financial Summary

In thousands, except per share amounts			Year Ended December 31,
	Q4 2012	Q4 2011	2012	2011
Revenues	$42,314	$26,759	$277,984	$286,608
Net (Loss) Income
GAAP	$(25,792)	$(28,016)	$(22,293)	$(13,383)
Non-GAAP*	$(20,391)	$(23,717)	$(1,436)	$5,937
Adjusted EBITDA*	$(13,899)	$(20,935)	$18,446	$25,970
Diluted Net (Loss) Income per Share (EPS)
GAAP	$(0.96)	$(1.08)	$(0.84)	$(0.52)
Non-GAAP*	$(0.76)	$(0.91)	$(0.05)	$0.22
Cash Flow from Operations	$18,145	$10,871	$31,011	$27,637
Free Cash Flow*	$14,043	$8,430	$15,157	$10,024

*Please refer to the section below titled “Use of Non-GAAP Financial Measures” for non-GAAP definitions and the financial schedules attached to this press release for a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures

Fourth Quarter 2012 and Recent Highlights

•	Increased cash and cash equivalents to $115.0 million from $87.3 million as of December 31, 2011.

•	Grew EfficiencySMART, SupplySMART and Other revenues by over 20% year-over-year, to $33 million.

•	Ended 2012 with the following DemandSMART statistics:

–	5,900 commercial, institutional, and industrial customers;
–	13,700 commercial, institutional, and industrial sites;
–	10,300 irrigation load control devices;
–	Approximately 8,600 Megawatts Under Management; and
–	Between 24,000 MW – 27,000 MW of Peak Load Under Management (“PLUM”), of which 30%-35% was curtailable.

•	Ended 2012 with the following EfficiencySMART statistics:

–	Approximately 2100 sites with active EfficiencySMART Insight deployments, of which over 600 were added in 2012
–	Over 500 active EfficiencySMART services projects

•	Signed new utility contracts with:

–	TransGrid to provide 35 MW of demand response capacity in Eastern Australia;
–	ERM Power to provide a white-labeled version of DemandSMART and EfficiencySMART, targeting 200 MW of demand response capacity in Eastern Australia; and
–	Pacific Gas and Electric and Southern California Edison to provide over 200 MW of demand response capacity through December 31, 2014.

•

Honored with several awards, including the 2012 Platts Global Energy Award for Industry Leadership, Deloitte’s 2012 Technology Fast 500™, the New England Clean Energy Council’s Employer of the Year, and CEO of the Year by the Mass Technology Leadership Council.

Financial Highlights

Revenues – Revenues for the fourth quarter of 2012 totaled $42.3 million, compared with $26.8 million in the fourth quarter of 2011, an increase of 58.1%. Revenues for the year ended December 31, 2012 totaled $278.0 million, compared to $286.6 million for the year ended December 31, 2011, a decrease of 3.0%.

Gross profit – Gross profit for the fourth quarter of 2012 was $14.2 million, compared with $5.6 million in the fourth quarter of 2011, an increase of 152.6%. Gross profit for the year ended December 31, 2012 was $123.4 million, compared to $123.4 million for the year ended December 31, 2011, essentially unchanged.

Gross margin – Gross margin for the fourth quarter of 2012 increased to 33.6% from 21.0% in the fourth quarter of 2011. Gross margin for the year ended December 31, 2012 increased to 44.4% from 43.1% for the year ended December 31, 2011.

Operating expenses – Operating expenses for the fourth quarter of 2012 were $38.1 million, compared with $35.1 million in the fourth quarter of 2011, an increase of 8.6%. Operating expenses for the year ended December 31, 2012 were $143.8 million compared with $132.9 million for the year ended December 31, 2011, an increase of 8.2%.

Net loss – GAAP net loss for the fourth quarter of 2012 was $25.8 million, compared to a net loss of $28.0 million for the fourth quarter of 2011. GAAP net loss per share for the fourth quarter of 2012 was $0.96 per basic and diluted share, compared to $1.08 per basic and diluted share for the fourth quarter of 2011. GAAP net loss for the year ended December 31, 2012 was $22.3 million, compared to a net loss of $13.4 million for the year ended December 31, 2011. GAAP net loss per share for the year ended December 31, 2012 was $0.84 per basic and diluted share, compared to $0.52 per basic and diluted share for the year ended December 31, 2011.

Non-GAAP Net loss – Excluding stock-based compensation and amortization expense related to acquired intangible assets, non-GAAP net loss for the fourth quarter of 2012 was $20.4 million or $0.76 per basic and diluted share, compared to $23.7 million or $0.91 per basic and diluted share for the fourth quarter of 2011. Excluding stock-based compensation and amortization expense related to acquired intangible assets, non-GAAP net loss for the year ended December 31, 2012 was $1.4 million or $0.05 per basic and diluted share, compared to non-GAAP net income of $5.9 million or $0.22 per diluted share for the year ended December 31, 2011. Please refer to the discussion of non-GAAP financial measures below under “Use of Non-GAAP Financial Measures.”

Capital expenditures – Capital expenditures for the fourth quarter of 2012 were $4.1 million representing a 68.0% increase over the fourth quarter of 2011. Capital expenditures for the year ended December 31, 2012 were $15.9 million representing a 10.0% decrease over the year ended December 31, 2011.

Cash and cash equivalents – Cash and cash equivalents as of December 31, 2012 grew to $115.0 million from $87.3 million as of December 31, 2011, primarily driven by net cash from operating activities.

Financial Outlook

The Company currently expects to deliver the following financial results for the quarter ending March 31, 2013 and the year ending December 31, 2013:

First Quarter 2013: The Company expects first quarter revenues to be in the range of $28 million to $34 million. GAAP net loss for the first quarter is expected to be in the range of $1.05 to $1.20 per basic and diluted share, based on basic and diluted weighted average shares outstanding of 27.3 million.

Full Year 2013: The Company currently expects full year 2013 revenues to be in the range of $360 million to $400 million, consistent with the Company’s prior guidance. GAAP net income for 2013 is expected to be in the range of $0.60 to $0.85 per diluted share, compared to the Company’s previously published 2013 guidance range of $0.50 to $0.75 per diluted share. This revised range is based on diluted weighted average shares outstanding of 29 million compared to 28 million diluted shares used as the basis for the Company’s previously published guidance. Full year 2013 adjusted EBITDA is expected to be in the range of $62 million to $77 million, compared to the Company’s previously published guidance range of $60 million to $75 million. The Company expects stock-based compensation expense to be between $13 million and $15 million, amortization of acquisition related intangibles expense to be approximately $7 million, depreciation expense to be between $21 million and $24 million, and interest and other expense, net, to be between $0.5 and $1.5 million. The estimated provision for income taxes is expected to be between $3 million and $5 million.

These statements are forward-looking and actual results may differ materially. These statements are based on information available as of February 13, 2013, and the Company assumes no obligation to publicly update or revise its financial outlook. Investors are reminded that actual results may differ from these estimates for the reasons described below and in the Company’s filings with the Securities and Exchange Commission.

Webcast Reminder

The Company will host a live webcast and conference call today, February 13, 2013 at 5:00 p.m., Eastern Time, to discuss the Company’s fourth quarter and full year 2012 operating results, as well as other forward-looking information about the Company’s business. Visit the Investor Relations section of EnerNOC’s website at http://investor.enernoc.com/webcasts.cfm for a live webcast of the conference call. Domestic callers may access the earnings conference call by dialing 877-837-3911 (International callers, dial 973-796-5063). Please access the website at least 15 minutes prior to the call to register, download, and install any necessary audio software. A replay of the conference call will be available on the Company’s website noted above or by phone (dial 855-859-2056 and enter the pass code 48741667) until February 20, 2013 and the webcast will be archived on EnerNOC’s website for a period of twelve months.

About EnerNOC

EnerNOC unlocks the full value of energy management for our utility and commercial, institutional, and industrial (C&I) customers by reducing real-time demand for electricity, increasing energy efficiency, improving energy supply transparency in competitive markets, and mitigating emissions. EnerNOC serves thousands of commercial, intuitional, and industrial customers worldwide through its suite of energy management applications including: DemandSMART™, comprehensive demand response; EfficiencySMART™, continuous energy savings; and SupplySMART™, energy price and risk management. EnerNOC’s Utility Solutions™ offerings, which include Implementation and Consulting services, have helped hundreds of utilities and grid operators worldwide meet their demand-side management objectives. Our Network Operations Center (NOC) offers 24x7x365 customer support. For more information, visit www.enernoc.com.

Safe Harbor Statement

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including, without limitation, statements relating to the Company’s future financial performance on both a GAAP and non-GAAP basis, the Company’s future operational performance, the market opportunity for the Company’s energy management applications, services and products and the future growth and success of such applications, services and products in general, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to under the section “Risk Factors” in EnerNOC’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as well as other documents that may be filed by EnerNOC from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. EnerNOC is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

To supplement the financial measures presented in EnerNOC’s press release and related conference call or webcast in accordance with accounting principles generally accepted in the United States (“GAAP”), EnerNOC also presents non-GAAP financial measures relating to non-GAAP net (loss) income, non-GAAP net (loss) income per share, adjusted EBITDA, and free cash flow.

A “non-GAAP financial measure” refers to a numerical measure of the Company’s historical or future financial performance, financial position, or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s financial statements. EnerNOC provides the non-GAAP measures listed above as additional information relating to EnerNOC’s operating results as a complement to results provided in accordance with GAAP. The non-GAAP financial information presented here should be considered in conjunction with, and not as a substitute for or superior to, the financial information presented in accordance with GAAP and should not be considered measures of the Company’s liquidity. There are significant limitations associated with the use of non-GAAP financial measures. Further, these measures may differ from the non-GAAP information, even where similarly titled, used by other companies and therefore should not be used to compare the Company’s performance to that of other companies.

The non-GAAP measures used in this press release and related conference call or webcast differ from GAAP in that they exclude expenses related to stock-based compensation, amortization expense related to acquisition-related intangible assets, as well as in certain measures, the related impact of these adjustments on the provision for income taxes. In addition, investors should note the following:

•

EnerNOC defines “non-GAAP net (loss) income” as net (loss) income before expenses related to stock-based compensation and amortization expenses related to acquisition-related intangible assets, net of related tax effects.

•

EnerNOC defines “Adjusted EBITDA” as net loss, excluding depreciation, amortization, stock-based compensation, interest, income taxes and other income (expense). Adjusted EBITDA eliminates items that are either not part of the Company’s core operations or do not require a cash outlay, such as stock-based compensation. Adjusted EBITDA also excludes depreciation and amortization expense, which is based on the Company’s estimate of the useful life of tangible and intangible assets. These estimates could vary from actual performance of the asset, are based on historic cost incurred to build out the Company’s deployed network, and may not be indicative of current or future capital expenditures.

•

EnerNOC defines “free cash flow” as net cash provided by operating activities less capital expenditures. EnerNOC defines “capital expenditures” as purchases of property and equipment, which includes capitalization of internal-use software development costs.

EnerNOC’s management uses these non-GAAP measures when evaluating the Company’s operating performance and for internal planning and forecasting purposes. EnerNOC’s management believes that such measures help indicate underlying trends in the Company’s business, are important in comparing current results with prior period results, and are useful to investors and financial analysts in assessing the Company’s operating performance. For example, EnerNOC’s management considers non-GAAP net loss or income to be an important indicator of the overall performance of the Company because it eliminates certain of the more significant effects of its acquisitions and related activities and non-cash compensation expenses. In addition, EnerNOC’s management considers adjusted EBITDA to be an important indicator of the Company’s operational strength and performance of its business and a good measure of the Company’s historical operating trend. Moreover, EnerNOC’s management considers free cash flow to be an indicator of the Company’s operating trend and performance of its business.

EnerNOC, Inc.

SELECTED FINANCIAL INFORMATION

(in thousands, except share and per share data)

EnerNOC, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Revenues
DemandSMART	$31,266	$18,882	$244,852	$259,150
EfficiencySMART, SupplySMART and other	11,048	7,877	33,132	27,458

Total revenues	42,314	26,759	277,984	286,608
Cost of revenues	28,103	21,132	154,540	163,211

Gross profit	14,211	5,627	123,444	123,397
Operating expenses:
Selling and marketing	14,621	12,109	55,963	51,907
General and administrative	18,763	18,601	71,643	66,773
Research and development	4,690	4,362	16,226	14,254

Total operating expenses	38,074	35,072	143,832	132,934

Loss from operations	(23,863)	(29,445)	(20,388)	(9,537)
Other income (expense), net	141	1,498	1,457	(987)
Interest expense	(394)	(255)	(1,591)	(1,053)

Loss before income tax	(24,116)	(28,202)	(20,522)	(11,577)
(Provision for) benefit from income tax	(1,676)	186	(1,771)	(1,806)

Net loss	$(25,792)	$(28,016)	$(22,293)	$(13,383)

Net loss per common share
Basic	$(0.96)	$(1.08)	$(0.84)	$(0.52)

Diluted	$(0.96)	$(1.08)	$(0.84)	$(0.52)

Weighted average number of common shares outstanding
Basic	26,791,280	26,001,088	26,551,234	25,799,494
Diluted	26,791,280	26,001,088	26,551,234	25,799,494

EnerNOC, Inc.

Consolidated Balance Sheets

(Unaudited)

	December 31,
	2012	2011
ASSETS
Current assets
Cash and cash equivalents	$115,041	$87,297
Restricted cash	9	158
Trade accounts receivable, net of allowance for doubtful accounts of $487 and $192 at December 31, 2012 and 2011, respectively	43,250	23,977
Unbilled revenue	45,269	64,448
Capitalized incremental direct customer contract costs	10,226	5,416
Deposits	2,296	14,050
Prepaid expenses and other current assets	4,640	7,257

Total current assets	220,731	202,603
Long-term assets
Property and equipment, net of accumulated depreciation of $67,909 and $51,400 at December 31, 2012 and 2011, respectively	32,592	36,636
Goodwill	79,505	79,213
Customer relationship intangible assets, net	21,709	26,993
Other definite-lived intangible assets, net	3,915	5,524
Capitalized incremental direct customer contract costs, long-term	3,929	3,056
Deposits and other assets	826	1,235

Total assets	$363,207	$355,260

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$3,976	$3,799
Accrued capacity payments	49,258	58,332
Accrued payroll and related expenses	13,044	11,937
Accrued expenses and other current liabilities	8,978	6,107
Accrued performance adjustments	685	6,045
Deferred revenue	28,105	10,544

Total current liabilities	104,046	96,764
Long-term liabilities
Deferred acquisition consideration	533	500
Accrued acquisition contingent consideration	431	336
Deferred tax liability	4,222	2,646
Deferred revenue	11,837	6,810
Other liabilities	2,116	464

Total long-term liabilities	19,139	10,756
Commitments and contingencies	—	—
Stockholders’ equity
Undesignated preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued	—	—
Common stock, $0.001 par value; 50,000,000 shares authorized, 29,019,923 and 27,306,548 shares issued and outstanding at December 31, 2012 and 2011, respectively	29	27
Additional paid-in capital	344,137	329,817
Accumulated other comprehensive loss	(702)	(955)
Accumulated deficit	(103,442)	(81,149)

Total stockholders’ equity	240,022	247,740

Total liabilities and stockholders’ equity	$363,207	$355,260

EnerNOC, Inc.

Cash Flow Information

(Unaudited)

	Year Ended December 31,
	2012	2011
Cash flows provided by operating activities	$31,011	$27,637
Cash flows used in investing activities	(3,585)	(95,516)
Cash flows provided by financing activities	356	1,997
Effects of exchange rate changes on cash and cash equivalents	(38)	(237)

Net change in cash and cash equivalents	$27,744	$(66,119)

EnerNOC, Inc.

RECONCILIATION OF NON-GAAP MEASURES TO NEAREST GAAP MEASURES

(In thousands, except share and per share data)

(Unaudited)

Reconciliation of Non-GAAP Net Loss and Net (Loss) Income per Share

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
GAAP net loss	$(25,792)	$(28,016)	$(22,293)	$(13,383)
ADD: Stock-based compensation (1)	3,598	2,976	13,616	13,464
ADD: Amortization expense of acquired intangible assets (1)	1,803	1,323	7,241	5,856

Non-GAAP net (loss) income	$(20,391)	$(23,717)	$(1,436)	$5,937

GAAP net loss per diluted share	$(0.96)	$(1.08)	$(0.84)	$(0.52)
ADD: Stock-based compensation (1)	0.13	0.12	0.52	0.52
ADD: Amortization expense of acquired intangible assets (1)	0.07	0.05	0.27	0.23
LESS: Dilutive impact on weighted average common stock equivalents	—	—	—	(0.01)

Non-GAAP net (loss) income per diluted share	$(0.76)	$(0.91)	(0.05)	$0.22

Weighted average number of common shares outstanding
Basic	26,791,280	26,001,088	26,551,234	25,799,494
Diluted	26,791,280	26,001,088	26,551,234	26,766,359

(1) The non-GAAP adjustments would have no impact on the (provision for) benefit from income taxes recorded for the three months or year ended December 31, 2012 or 2011, respectively.

Reconciliation of Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Net loss	$(25,792)	$(28,016)	$(22,293)	$(13,383)
Add back:
Depreciation and amortization	6,366	5,534	25,218	22,043
Stock-based compensation expense	3,598	2,976	13,616	13,464
Other (income) expense	(141)	(1,498)	(1,457)	987
Interest expense	394	255	1,591	1,053
(Benefit from) provision for income tax	1,676	(186)	1,771	1,806

Adjusted EBITDA	$(13,899)	$(20,935)	$18,446	$25,970

Reconciliation of Free Cash Flow

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Net cash provided by operating activities	$18,145	$10,871	$31,011	$27,637
Subtract:
Purchases of property and equipment	(4,102)	(2,441)	(15,854)	(17,613)

Free cash flow	$14,043	$8,430	$15,157	$10,024